Exhibit (d)(3)

FEE WAIVER AND REIMBURSEMENT AGREEMENT

THIS FEE WAIVER AND REIMBURSEMENT AGREEMENT (this “Agreement”) is made and entered into this 31st day of January, 2013 by and between Ziegler Capital Management Investment Trust, a Delaware statutory trust (the “Trust”), and Ziegler Lotsoff Capital Management, LLC (the “Adviser”).

RECITALS:

WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company consisting of multiple series, including the Ziegler Capital Management Long/Short Credit Fund (the “Fund”); and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement, dated November 15, 2011 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Adviser and the Fund have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Institutional Class shares of the Fund by means of a fee waiver and expense reimbursement on the part of the Adviser.

AGREEMENT:

NOW, THEREFORE, the Trust and the Adviser do mutually promise and agree as follows:

1.                  Expense Limitation. The Adviser agrees that the Adviser will reduce its compensation with respect to the Institutional Class shares of the Fund, as provided for in the Advisory Agreement, and/or assume expenses for the Institutional Class shares of the Fund to the extent necessary to ensure that the total operating expenses of the Institutional Class shares of the Fund (on an annual basis), exclusive of (a) taxes, (b) interest charges, (c) litigation and other extraordinary expenses, (d) acquired fund fees and expenses, (e) interest expense relating to short sales, (f) dividend expense, (g) borrowing costs, (h) extraordinary expenses and (e) brokers’ commissions and other charges relating to the purchase and sale of the Fund’s portfolio securities, do not exceed 0.95% of average daily net assets for one year from the effective date of the registration statement for the Institutional Class shares of the Fund.

2.                  Recoupment. The Adviser shall be entitled to recoup the amounts provided for in Section 1 above for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the Institutional Class shares of the Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

3.                  Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust or any other party to this Agreement.

4.                  Term. This Agreement shall remain in effect for one year. Thereafter, this Agreement shall renew at the end of each anniversary and continue for successive annual periods, provided such continuance is not terminated by either party upon at least 60 days’ advance written notice prior to end of the next succeeding anniversary.

5.                  Interpretation. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Advisory Fee, the computations of net asset value, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the Act.

6.                  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver and Reimbursement Agreement to be executed on the day first above written.

ZIEGLER LOTSOFF CAPITAL MANAGEMENT, LLC
(the “Adviser”)

By:	/s/ Scott A. Roberts

	Name:	Scott A. Roberts

	Title:	President and Chief Executive Officer

ZIEGLER CAPITAL MANAGEMENT INVESTMENT TRUST
(the “Trust”)

By:	/s/ Scott A. Roberts

	Name:	Scott A. Roberts

	Title:	President